Exhibit 99.1

          Griffon Corporation Announces Proposed Private Offering of
                   Contingent Convertible Subordinated Notes

         JERICHO, N.Y., July 14, 2003 - Griffon Corporation (NYSE: GFF) announced today that it is seeking to raise, subject to market and other conditions, approximately $125 million through a private offering of contingent convertible subordinated notes. Griffon may raise up to an additional $25 million if the initial purchasers exercise their right to acquire additional notes in connection with the offering.

         The notes will be convertible into shares of the Company's common stock upon the happening of certain events and mature in 2023. Griffon expects to use the net proceeds from the offering to repay approximately $49 million of revolving credit debt, to repurchase shares of its common stock and for general corporate purposes.

         This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. The offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended. The securities to be offered have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and unless so registered may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

         Certain statements in this press release are forward-looking within the meaning of the federal securities laws. While the Company believes any forward-looking statements made are reasonable, actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, business and economic conditions, competitive factors and pricing pressures, capacity and supply constraints. Such statements reflect the views of the company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the company. Readers are cautioned not to place undue reliance on these forward-looking statements. The company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.